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Exhibit 4.1

PURCHASE AGREEMENT

    This PURCHASE AGREEMENT (this "Agreement"), dated as of November 15, 2001, by and among Click2learn, Inc., a Delaware corporation (the "Company"), and each of the purchasers (individually, a "Purchaser" and, collectively, the "Purchasers") listed on the Schedule of Purchasers attached as Exhibit A hereto (the "Purchasers Schedule").

    WHEREAS, the Company proposes to issue and sell to the Purchasers up to an aggregate of 2,740,000 shares of its common stock, par value $.01 per share (the "Common Stock" and, such shares, the "Common Shares"), and warrants in the form of Exhibit B hereto (the "Warrants") exercisable into additional shares of Common Stock (the "Warrant Shares") subject to the terms and conditions set forth in this Agreement;

    WHEREAS, the Common Shares are being offered and sold to the Purchasers in a private placement (the "Placement") without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption from the registration requirements under the Securities Act, solely to a limited number of "accredited investors," as defined in Rule 501(a) under the Securities Act, that make certain representations and agreements to the Company; and

    WHEREAS, Jefferies & Company, Inc. (the "Agent") has been engaged by the Company to act as exclusive placement agent to the Company in connection with the Placement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  PURCHASE AND SALE OF THE COMMON SHARES

    1.1  Agreement to Purchase and Sell.  Upon the basis of the representations, warranties and covenants, and subject to the terms and conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Company agrees to sell to each Purchaser, and each such Purchaser agrees, severally and not jointly, to purchase from the Company, (i) the number of Common Shares set forth opposite such Purchaser's name in the Purchasers Schedule for an aggregate amount in cash equal to the product determined by multiplying (a) the number of Common Shares purchased by such Purchaser by (b) $2.50(the "Purchase Price"); and (ii) a Warrant exercisable into a number of Warrant Shares equal to 50% of the number of Common Shares purchased by such Purchaser hereunder at an exercise price equal to $4.00 per Warrant Share (subject to adjustment as provided in the Warrant). The Closing of all purchases of Common Shares and Warrants shall take place at the same time.

    1.2  Registration Rights Agreement.  At the Closing, the Company and the Purchasers shall execute and deliver a registration rights agreement with respect to the resale of Common Shares and Warrant Shares, in substantially the form of Exhibit C hereto (the "Registration Rights Agreement" and, together with this Agreement and the Warrants, the "Operative Agreements").

    1.3  Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, on November 20, 2001, or at such other place or time, or on such other date, as the Purchasers and the Company shall mutually agree in writing. The date on which the Closing occurs is herein after referred to as the "Closing Date."

    1.4  Delivery and Payment.  At the Closing, (a) the Company shall deliver or cause to be delivered to each Purchaser (i) a stock certificate or certificates evidencing the number of Common Shares to be purchased by such Purchaser pursuant to this Agreement, such stock certificate(s) to be in the denomination(s) and issued in the name(s) specified to the Company by such Purchaser, (ii) a Warrant or Warrants exercisable into the number of Warrant Shares determined in accordance with Section 1.1, such Warrant(s) to be in the denomination(s) and issued in the name(s) specified to the Company by such Purchaser; (iii) a copy of the Registration Rights Agreement executed by the Company and each other Purchaser and (iv) all other documents, instruments and writings required to be delivered by the Company to such Purchaser pursuant to this Agreement or otherwise required in connection herewith, and (b) each Purchaser shall deliver or cause to be delivered to the Company (i) the Purchase Price, by wire transfer of immediately available funds to the account designated by the Company, (ii) a copy of the Registration Rights Agreement executed by such Purchaser and (iii) all other documents, instruments and writings required to be delivered by such Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

SECTION 2.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

    As of the date hereof, the Company hereby represents, warrants to and, to the extent applicable, covenants, with each Purchaser as follows:

    2.1  Organization.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has full corporate power and authority to conduct, operate and carry on its business and operations and to manage, use, control, own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on (x) the business, prospects, condition (financial or otherwise), net worth or earnings of the Company and its subsidiaries, taking the Company and its subsidiaries as a whole or (y) the ability of the Company to timely perform its obligations under the Operative Agreements (a "Material Adverse Effect").

    2.2  Issuance and Delivery of Shares.  The Common Shares and the Warrants have been duly authorized and, when issued by the Company and paid for by the Purchasers, in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all liens, charges, security interests, options, claims, equitable interests, pledges, proxies, voting trusts or agreements, encumbrances, restrictions or adverse interests of any kind and of any nature whatsoever (collectively, "Liens"), except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or any other Liens created by the Purchasers, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 2.2, the issuance and delivery of the Common Shares are not subject to any preemptive or similar rights.

    2.3  Capital Structure.  The authorized and outstanding capital stock of the Company as of the date hereof is 40,000,000 shares of Common Stock, of which 20,424,009 are outstanding, and 2,000,000 of Preferred Stock, none of which is issued and outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws are not subject to, and were not issued in violation of, any preemptive or similar rights. Except as set forth in Schedule 2.3, there are no outstanding securities, options, warrants, calls, rights, contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or any of its subsidiaries, or any securities convertible into or exercisable or exchangeable for any shares of capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, arrangement, understanding or undertaking. Except as set forth in Schedule 2.3, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the

Company or any of its subsidiaries is a party, or by which any of them is bound, granting to any person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or requiring the Company to include such securities with Common Shares or Warrant Shares registered pursuant to any registration statement.

    2.4  Subsidiaries.  Each of the subsidiaries of the Company is listed on Schedule 2.4 and (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (b) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. All of the outstanding shares of capital stock of, other securities of or other interests in each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or indirectly through one or more of the Company's subsidiaries, and, except as set forth in Schedule 2.4, are free and clear of any and all Liens. None of the Company's subsidiaries is a "significant subsidiary" as that term is defined in Rule 1-02(w) of Regulation S-X.

    2.5  Authorization; Validity of Agreement; Company Action.  The Company has full corporate power and authority to execute and deliver each of the Operative Agreements, to perform its obligations under each of the Operative Agreements and upon delivery of the Purchase Price to consummate the Placement and the other transactions contemplated by each of the Operative Agreements. The execution and delivery by the Company of each of the Operative Agreements and the consummation by the Company of the transactions contemplated by each of the Operative Agreements have been duly authorized by, and each of the Operative Agreements, the Placement and each of the other transactions contemplated by each of the Operative Agreements have been validly approved by, the requisite vote of the Company's Board of Directors. No other corporate action or proceeding on the part of the Company is necessary for the execution and delivery by the Company of the Operative Agreements, the performance by the Company of its obligations under the Operative Agreements or the consummation by the Company of the Placement and the other transactions contemplated by the Operative Agreements. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by each of the Purchasers, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    2.6  Consents and Approvals.  Assuming the accuracy of the representation of each Purchaser set forth in Section 3.3 hereof and except for such Authorizations (as hereinafter defined) as are set forth on Schedule 2.6, no registration (including any registration under the Securities Act) or filing with, or any notification to, or any approval, permission, consent, ratification, waiver, authorization, order, finding of suitability, permit, license, franchise, exemption, certification or similar instrument or document (each, an "Authorization") of or from, any court, arbitral tribunal, arbitrator, administrative or regulatory agency or commission or other governmental or regulatory authority, agency or governing body, domestic or foreign (each, a "Governmental Entity"), or any other person, or under any statute, law, ordinance, rule, regulation or agency requirement of any Governmental Entity (each, a "Law"), on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of the Operative Agreements, the performance by the Company of its obligations under each of the Operative Agreements or the consummation by the Company of the Placement and the other transactions contemplated by the Operative Agreements.

    2.7  No Violation

      (a) None of the Company or any of its subsidiaries is in violation or breach of, or default under, nor has any event occurred that has given or could give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or has resulted or could result in the loss of any benefit under, (i) any provision of the certificate of incorporation, bylaws or similar organizational documents or any of the Company or any of its subsidiaries, or (ii) any indenture, loan agreement, mortgage, guarantee, other indebtedness, lease or other agreement, contract, instrument, obligation, understanding, arrangement, plan, proposal, restriction or other commitment to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries may be bound, or to which any of the respective properties or assets of the Company or any of its subsidiaries may be subject, or to which any of the Common Shares may be subject, and which is material to the Company and its subsidiaries, taking the Company and its subsidiaries as a whole (a "Material Contract").

      (b) None of the execution or delivery by the Company of the Operative Agreements, the performance by the Company of its obligations under the Operative Agreements, the consummation by the Company of the Placement or any of the other transactions contemplated by each of the Operative Agreements or the compliance by the Company with any of the terms of the Operative Agreements will (a) conflict with, or result in or constitute any violation or breach of or default under, or give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its subsidiaries or any Material Contract; (b) conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other Governmental Entity (each an "Order"), or any Law, applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any Common Shares, Warrants or Warrant Shares; (c) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of the Company or any of its subsidiaries, or on any Common Shares, Warrants or Warrant Shares; or (d) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any Authorization applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any Common Shares, Warrants or Warrant Shares, or, to the knowledge of the Company, result in any other impairment of the rights of the holder of any such Authorization.

    2.8  SEC Documents; Financial Statements.  The Company has filed with the SEC: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000; (ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, March 31, 2001 and June 30, 2001 and September 30, 2001; (iii) all Current Reports on Form 8-K, if any, and any other reports, required to be filed with the SEC since December 31, 2000 and prior to the date hereof and (iv) the Company's definitive Proxy Statement for its 2001 Annual Meeting of Stockholders (collectively, the "Disclosure Documents"). The Company is not aware of any event occurring on or prior to filing of, or with respect to which the Company intends to file, a Form 8-K after such date. Each Disclosure Document, as of the date of the filing thereof with the SEC, conformed in all material respects to the requirements of the Exchange Act and, as of the date of such filing, such Disclosure Document did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. All material agreements required to be filed as exhibits to the Disclosure Documents have been filed or incorporated by reference as required by the applicable provisions of the Exchange Act. As of their respective dates, the financial statements of the Company included in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its normal year-end adjustments).

    2.9  Intellectual Property.  Except as set forth in Schedule 2.9 to this Agreement, the Company has the right to use trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property rights necessary to conduct the business now operated by it, and it is not aware of any infringement by a third party with respect to such rights or of any infringement by it or conflict with asserted rights of others that, in any such case, if determined adversely to the Company could individually or in the aggregate have a Material Adverse Effect.

    2.10  Litigation.  Except as set forth in Schedule 2.10, there are no investigations, claims, suits, actions, demands, proceedings or arbitrations pending or, to the Company's knowledge, threatened in any court or before or by any other Governmental Entity to which the Company or any subsidiary of the Company is or to which any of their respective properties or assets are subject, which, individually or in the aggregate, could have a Material Adverse Effect, nor, to the knowledge of the Company, is there any Law or Order outstanding against or affecting the Company or any of its subsidiaries or any of their respective properties or assets, which, individually or in the aggregate, could have a Material Adverse Effect. No action has been taken and no Law or Order has been enacted, adopted or issued by any Governmental Entity which prevents the execution, delivery or performance of this Agreement or the Placement or the issuance of the Common Shares or Warrants or suspends the Placement or the offering, issuance or sale of the Common Shares or Warrants in any jurisdiction in which the Common Shares are proposed to be sold. No Order or relief by any Governmental Entity has been issued with respect to the Company or any of its subsidiaries which would suspend the Placement or the offering, issuance or sale of the Common Shares or Warrants in any jurisdiction in which the Common Shares or Warrants are proposed to be sold.

    2.11  Compliance with Laws; Authorizations.

      (a) None of the Company or any of its subsidiaries has violated any foreign, federal, state or local Law or Order relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Authorization, any related constraints on operating activities and any potential liabilities to third parties) or ERISA which, individually or in the aggregate, would be likely to have a Material Adverse Effect.

      (b) Each of the Company and its subsidiaries has such Authorizations of, and has made all registrations and filings with and notices to, all Governmental Entities, including under applicable Environmental Laws, as are necessary to manage, use, control, own, lease and operate its properties and assets and to conduct, operate and carry on its business and operations, except where the failure to have any such Authorization or to make any such registration, filing or notice, individually or in the aggregate, would not have a Material Adverse Effect. (i) Each such Authorization is in full force and effect, and each of the Company and its subsidiaries is in full compliance with all the terms and conditions thereof and with the Laws and Orders of the Governmental Entities having jurisdiction with respect thereto, (ii) no event has occurred (including the receipt of notice from any Governmental Entities) which allows, or after due notice or the passage of time or both would allow, revocation, suspension or termination of any such Authorization or results, or after due notice or the passage of time or both would result, in any other impairment of the rights of the holder of any such Authorization. Each of the Company and its subsidiaries is in full compliance with all Laws and Orders applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any Common Shares, Warrants or Warrant Shares, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

    2.12  Related Party Transactions.  Except as disclosed in the Disclosure Documents, no relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, principal stockholders, or affiliates of the Company, which would be required to disclose in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K filed with the SEC.

    2.13  Distribution of Offering Materials; Facilitation of Placement.  Except as permitted by the Securities Act, the Company has not distributed and, prior to the later to occur of the Closing Date and completion of the distribution of the Common Shares, will not distribute any offering material in connection with the Placement other than the Operative Agreements and the Disclosure Documents. None of the Company or any affiliate (as defined in Rule 501(b) of Regulation D ("Regulation D") under the Securities Act) of the Company has directly, or through any agent (provided that no representation is made as to the Agent or its affiliates or any person acting on its behalf), (a) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of; any security (as defined in the Securities Act) which is or will be integrated with the Placement in a manner that would require the registration of the Common Shares, Warrants or Warrant Shares under the Securities Act or; (b) engaged in or used any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the Placement, including articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

    2.14  Investment Company Act.  The Company is not and, after giving effect to the Placement and the application of the net proceeds therefrom will not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    2.15  Listing and Maintenance Requirements.  The Company has not, in the two years preceding the date hereof, received notice (written or oral) from any market in which the Company's Common Stock is or has been listed or quoted ("Trading Market") to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements. The issuance of the Common Shares, Warrants and Warrant Shares upon exercise of the Warrants will not violate the rules and regulations of the Trading Market. The Company's Common Stock is listed for trading on the NASDAQ National Market.

    2.16  Form S-3 Eligibility.  The Company is eligible to register its Common Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

    2.17  Certain Fees.  Except as set forth on Schedule 2.17, no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

    2.18  Integration.  The Company shall not, and shall use its best efforts to ensure that, no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Common Shares, Warrants and Warrant Shares in a manner that would require the registration under the Securities Act of the sale of the Common Shares, Warrants and Warrant Shares to the Purchasers, or that would be integrated with the offer or sale of the securities for the purposes of the rules and regulations of NASDAQ.

    2.19  Reservation and Listing of Common Shares.  The Company shall take such steps as may be required to cause the listing of the Common Shares and Warrant Shares on the NASDAQ and such other exchange, market or quotation facility on which the Common Stock is traded. The Company shall maintain a reserve of shares of Common Stock for issuance upon exercise in full of the Warrants in accordance with this Agreement and the Warrants, respectively, in such amount as may be required to fulfill its obligations in full under the Warrants.

    2.20  Use of Proceeds.  The Company shall use the net proceeds from the sale of the securities hereunder for working capital purposes and retirement of debt up to an aggregate principal amount of $1,000,000 under the Loan and Security Agreement with Silicon Valley Bank dated September 4, 2001 and not to redeem any Company equity or equity-equivalent securities or spend amounts in excess of $500,000 to settle any litigation.

    2.21  Exercise Obligations.  The Company shall honor exercises of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Warrants.

    2.22  Disclosure of Material Non-Public Information.  The Company confirms that neither it nor any other person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company shall not and shall cause each of its affiliates and other persons acting on behalf of the Company not to divulge to any Purchaser any information that it believes to be material non-public information unless such Purchaser has agreed in writing to receive such information. The Company agrees to comply with the newly adopted Regulation FD promulgated under the Exchange Act.

    2.23  Publicity.  Neither the Company nor the Purchasers shall issue any press release or make any other public announcement relating to this Agreement unless the content thereof is mutually agreed to by the Company and the Purchasers, or if the Company is advised in writing by its counsel that such press release or public announcement is required by law.

    2.24  Adjustment to Purchase Price Upon Issuance of Common Stock or Equivalents.  If during the period subsequent to the Closing Date and up to and including the Effective Date: (a) the Company shall issue or agree to issue shares of Common Stock at a price below the per share Purchase Price or (b) the Company shall issue any securities which provide the holder thereof the right to receive any Common Stock (collectively, "Common Stock Equivalents") or shall enter an agreement to issue Common Stock Equivalents, that entitle any person to acquire shares of Common Stock at a price per share less than the per share Purchase Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the per share Purchase Price, such issuance shall be deemed to have occurred for less than the per share Purchase Price) (the price determined pursuant to each of 2.24(a) and (b) the "New Purchase Price"), then the Company shall, within two trading days of the date of such issuance or agreement to issue Common Stock or Common Stock Equivalents, issue and deliver to each Purchaser a number of shares of Common Stock (such shares, the "Adjustment Shares") equal to (1) the number of shares that would have been issued to such Purchaser on the Closing Date at the lower price at which the triggering shares of Common Stock or Common Stock Equivalents were deemed issued under this Section minus (2) the number of Common Shares actually issued to such Purchaser on the Closing Date. Notwithstanding the foregoing, if the the Common Shares (purchased at Closing) when aggregated with the Adjustment Shares, would equal or exceed 19.99% of the Common Stock outstanding on the date hereof (without giving effect to the issuance of the Common Shares), then the Company shall (unless it has received stockholder approval for such issuance as described in Rule 4460(i)) issue and deliver to the Purchaser that number of shares of Common Stock (to be distributed pro-rata among the Purchasers according to their respective purchases pursuant to this Agreement) (the "Lower Adjustment Shares") that would cause the number of shares issued, when aggregated with the Common Shares to equal 19.99% of the total number of shares of Common Stock outstanding on the date hereof (without giving effect to the issuance of the Common Shares). In the event that Lower Adjustment Shares are to be issued, the Company shall pay to each Purchaser within two (2) business days on the date such issuance is required, an amount in cash equal to the difference between the Adjustment Shares and Lower Adjustment Shares that were issued multiplied by the New Purchase Price; provided, however, that if the Company does not have a sufficient number of Common Stock authorized to issue the Adjustment Shares or Lower Adjustment Shares, the Company shall issue to the Purchasers that number of shares of Common Stock that is authorized and available for issuance (to be distributed pro-rata among the Purchasers according to their respective purchases pursuant to this Agreement) and pay to each Purchaser an amount in cash equal to the difference between the number of Adjustment Shares or Lower Adjustment Shares delivered and those due, multiplied by the New Purchase Price. If the Company shall become obligated to pay cash to a Holder in accordance with this Section 2.24, but for any reason shall have failed to make such payment and the Company shall have received stockholder approval as described above for the issuance of all Adjustment Shares and shall have sufficient and authorized and available shares of Common Stock, then the Company shall immediately issue and deliver all Adjustment Shares not previously so issued and delivered. The Company shall notify the Purchasers in writing of its issuance of any such Common Stock Equivalents by the end of the day on which the Common Stock or Common Stock Equivalents first issued. The Adjustment Shares, or Lower Adjustment Shares, as the case may be, shall be deemed Common Shares and shall be registered in accordance with the Registration Rights Agreement as if such shares had been issued on the Closing Date. No adjustment to the number of Common Shares issuable pursuant to this Agreement will be made under Section 2.24 above as a result of the issuance of any securities of the Company issued pursuant to (i) the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee, consultant or director benefit plan of the Company now existing or implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Company's Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (ii) any options, warrant, convertible securities or rights or agreements to purchase securities of the Company (not including equity lines of credit) outstanding as of the date hereof; (iii) any underwritten public offerings of equity securities (other than equity lines of credit and similar transactions); (iv) any equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (v) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company; (vi) shares of Common Stock issued upon exercise of the Warrants; (vii) any equity securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution whose primary business is lending money and not investing in securities; (viii) any equity securities (other than equity lines of credit) issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided, that the primary purpose of such transaction is not the raising of capital; or (ix) an agreement to issue securities which does not close.

    2.25  Reimbursement.  The Company shall reimburse each Purchaser for any and all expenses as they are incurred (including, without limitation, all fees and disbursements of counsel to such Purchaser) incurred as a result of any action or claim arising solely from the purchase of the Common Shares, Warrants and Warrant Shares, including such claims and actions initiated by any Company stockholder, other than a Purchaser.

    2.26  Solvency.  Based on the financial condition of the Company as of the Closing Date, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and project capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    As of the date hereof, each Purchaser severally represents and warrants to the Company as follows:

    3.1  Authority.  Such Purchaser has all requisite power and authority to execute and deliver each of the Operative Agreements, to perform its obligations under each of the Operative Agreements and to consummate the transactions contemplated by each of the Operative Agreements. Such Purchaser has taken all requisite action to, and no other action or proceeding on the part of such Purchaser is necessary for, the execution and delivery by such Purchaser of the Operative Agreements, the performance by such Purchaser of its obligations under the Operative Agreements or the consummation by such Purchaser of the transactions contemplated by the Operative Agreements. This Agreement has been duly and validly executed and delivered by such Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of such Purchaser and is enforceable by the Company against such Purchaser in accordance with its terms.

    3.2  Consents and Approvals.  No registration or filing with, or any notification to, or any Authorization of or from, any Governmental Entity or any other person, on the part of the Purchaser is required in connection with the execution or delivery by such Purchaser of the Operative Agreements, the performance by such Purchaser of its obligations under the Operative Agreements or consummation by such Purchaser of the transactions contemplated by the Operative Agreements.

    3.3  Investment Experience and Intent.  The Purchaser is an "accredited investor" within the meaning of Rule 501 (a) under the Securities Act or, if the shares being offered hereby are to be purchased for one or more accounts for which it is acting as fiduciary or agent, each such investor account is an institutional accredited investor on a like basis; in the normal course of its business, it invests in or purchases securities similar to the Common Shares and Warrants and Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Common Shares and Warrants; Purchaser is aware that it (or an investor account) may be required to bear the economic risk of an investment in the securities being offered hereby for an indefinite period of time and it (or such account) is able to bear such risk for an indefinite period of time. Such Purchaser is acquiring the securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, the Registration Rights Agreement and the Warrants, at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold securities for any period of time. Such Purchaser is acquiring the securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute the securities. The Purchaser is not registered as a broker-dealer.

    3.4  No Legal, Tax or Investment Advice.  Such Purchaser understands that nothing in the Operative Agreements, the Disclosure Documents or any other materials presented to such Purchaser in connection with the Placement or the purchase and sale of the Common Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed to be necessary or appropriate in connection with its purchase of the Common Shares.

SECTION 4.  CONDITIONS

    4.1  Conditions to Closing of the Purchasers.  Each Purchaser's obligation to purchase the Common Shares and Warrants at the Closing is subject to the satisfaction, or waiver by such Purchaser, of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or if qualified as to materiality or a Material Adverse Effect, true and correct) as of such date) as though made on and as of the Closing Date. Such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of Company. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date. Such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (c) Opinion of the Company's Counsel. Each Purchaser shall have received an opinion dated the Closing Date from Perkins Coie, LLP, counsel to the Company, in the form of Exhibit D hereto.

      (d) Registration Rights Agreement. The Company shall have executed and delivered to each of the Purchasers the Registration Rights Agreement.

      (e) Warrants. The Company shall have executed and delivered to each of the Purchasers a Warrant to acquire the number of Warrant Shares set forth opposite its name on Exhibit A hereto.

      (f)  Transfer Agent Instructions. The Company shall deliver instructions to the transfer agent to deliver the Common Shares to the Purchasers at the closing in the form attached hereto as Exhibit E.

    4.2  Conditions to Closing of the Company.  The Company's obligation to issue and sell the Common Shares at the Closing is subject to the satisfaction, or waiver by the Company, of the following conditions:

      (a) Representations and Warranties. The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date.

      (b) Performance of Obligations of the Purchasers. Each of the Purchasers shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

      (c) Registration Rights Agreement. Each of the Purchasers shall have executed and delivered to the Company the Registration Rights Agreement.

      (d) Payment of Purchase Price. Each Purchaser shall have delivered to the Company the Purchase Price for the Common Shares listed next to such Purchaser's name in the Purchaser Schedule.

SECTION 5.  RESTRICTIONS ON TRANSFER OF SHARES

    5.1  Restrictions on Transferability.  The Common Shares, Warrants and Warrant Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Agreement. The Company shall be entitled to give stop transfer orders to its transfer agent with respect to the Common Shares, Warrants or Warrant Shares in order to enforce the foregoing restrictions.

    5.2  Restrictive Legend.  The Common Shares, the Warrants and the Warrant Shares issued while there is not an effective Registration Statement or Rule 144(k) under the Securities Act is not available for resale shall be issued with the following legend:

    [NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

    The Common Shares and Warrant Shares delivered to the Purchasers shall not contain any restrictive legend as long as the resale of the Common Shares and the Warrant Shares is covered by an effective Registration Statement (as defined in the Registration Rights Agreement) and such Purchaser represents in writing to the Company that such Common Shares and Warrant Shares (i) have been or are being sold pursuant to such registration statement or pursuant to Rule 144 under the Securities

Act, or (ii) may be made pursuant to Rule 144(k) under the Securities Act, or any successor rule or provision.

    The Company agrees that following the date that the Registration Statement is declared effective by the Securities and Exchange Commission (such date, the "Effective Date"), it will, no later than three trading days following the delivery by a Purchaser to the Company of the aforementioned representations and a certificate or certificates representing Common Shares or Warrant Shares issued with a restrictive legend and registered on the Effective Date, instruct its transfer agent to deliver to such Purchaser certificates representing such Common Shares or Warrant Shares which shall be free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in this Section.

    The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the securities and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. The Company will execute and deliver such reasonable documentation as a pledgee or secured party of securities may reasonably request in connection with a pledge or transfer of the securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

    5.3  Lock-Up.  The Company agrees that all of the Company's executive officers, directors are required to enter the lock-up agreement with the Placement Agent in the form of Exhibit F for a period beginning on the Closing Date and ending on the date (the "Lock Up Termination Date") which is the later to occur of (i) 135 days after the Closing Date and (ii) the date the SEC declares the Registration Statement effective. The Company shall issue a "stop-transfer" instruction to the transfer agent with respect to the shares subject to lock-up agreements in substantially the form attached hereto as Exhibit G. The Company covenants that the "stop transfer" instructions shall be irrevocable and shall remain in full force and effect throughout the Lock Up Termination Date.

SECTION 6.  MISCELLANEOUS

    6.1  Survival of Representations and Warranties.  All representations, warranties, covenants and agreements (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) contained in this Agreement shall survive the Closing for one year.

    6.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by telex or machine-confirmed facsimile, (b) one business day after a writing is delivered to a national overnight courier service or (c) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as follows (or at such other address for a party as shall be specified by like notice): (i) in the case of the Company, to Click2learn, Inc., Attention: General Counsel, 110-110th Avenue NE, Bellevue, WA 98004, (425) 637-1540 (Facsimile No.), and (ii) in the case of any Purchaser, at the address for such Purchaser as set forth in the Purchasers Schedule.

    6.3  Amendments and Waivers.  No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Company and the holders of two-thirds of the outstanding Common Shares issued in the Placement.

    6.4  Interpretation.  When a reference is made in this Agreement to Sections, paragraphs, clauses or Exhibits, such reference shall be to a Section, paragraph, clause or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 15, 2001. The words "hereof," "herein," "herewith," "hereby" and "hereunder" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

    6.5  Expenses.  Each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel.

    6.6  Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    6.7  No Third-Party Beneficiaries.  No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder. All representations, warranties or agreements of any Purchaser contained in this Agreement shall inure to the benefit of the Company.

    6.8  Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Notwithstanding the foregoing, neither any Purchaser nor the Company shall assign or delegate any of its rights or obligations under this Agreement, other than an assignment by the Purchaser pursuant to a private resale of the securities in a manner that does not require registration to an entity that is an "accredited investor" as defined in Rule 501(a).

    6.9  Entire Agreement.  This Agreement, the Registration Rights Agreement, the Warrants, and the Schedules and exhibits to each of the foregoing to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

    6.10  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

    6.11  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Operative Agreements shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Operative Agreements

(whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Operative Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

    6.12  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CLICK2LEARN, INC.

By:	/s/ KEVIN OAKES Name: Kevin Oakes Title: President and Chief Executive Officer

ZLP MASTER TECHNOLOGY FUND, LTD. as a PURCHASER

By:	/s/ STUART J. ZIMMER Name: Stuart J. Zimmer Title: Director

STRONG RIVER INVESTMENTS as a PURCHASER

By:	/s/ KENNETH L. HENDERSON Name: Kenneth L. Henderson Title: Attorney-in-fact

/s/ JAMES J. DIDION Name: James J. Didion

/s/ WALTER V. STAFFORD Name: Walter V. Stafford

VERTICAL VENTURES INVESTMENTS, LLC as a PURCHASER

By:	/s/ JOSHUA SILVERMAN Name: Joshua Silverman Title: Title: Partner

VERTICAL VENTURES, LLC as a PURCHASER

By:	/s/ JOSHUA SILVERMAN Name: Joshua Silverman Title: Title: Partner

COMVEST VENTURE PARTNERS as a PURCHASER

By:	/s/ ILLEGIBLE Name: illegible Title: Title:

EXHIBIT A
SCHEDULE OF PURCHASERS

Name, Address and tax identification number (if applicable) of Purchaser	Number of Common Shares	Number of Warrant Shares
ZLP Master Technology Fund, Ltdp Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 Harbour Centre, 2nd Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I. C/o Darrren Martin tax I.D. no. 98-0336731	840,000	420,000
Vertical Venture Investments, LLC 900 Third Avenue, 26th Floor New York, NY 10022 Attn: Josh Silverman tax I.D. no. 36-4466216	330,000	165,000
Vertical Ventures LLC 900 Third Avenue, 26th Floor New York, NY 10022 Attn: Josh Silverman tax I.D. no. 94-336-0273	170,000	85,000
Strong River Investments, Inc. c/o Cavallo Capital 666 Madison Ave 18th Floor NY, NY 10021 Attention: Eldad Gal Fax: 212-651-9010	800,000	400,000
Pantheon Associates James J. Didion P.O. Box 1441 Pebble Beach, California 93953 SS####-##-#### Fax# 831-622-2970	180,000	90,000
Walter V. Stafford 5921 Harbord Drive Oakland, CA 94611 SS# ###-##-####	20,000	10,000
ComvVest Venture Partners, L.P. 830 Third Avenue New York, NY 10023 tax I.D. no. 13-4124841	400,000	200,000

Total	2,740,000	1,370,000

A–1

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PURCHASE AGREEMENT